EXHIBIT 99.4

Consent of Morgan Stanley & Co. Incorporated

        We hereby consent to the use in the registration statement of FairPoint Communications, Inc. on Form S-4 and in the joint proxy statement/prospectus of FairPoint Communications, Inc., which is part of the registration statement, of (i) the materials included in presentations by the management of FairPoint Communications, Inc. to the Board of Directors of FairPoint Communications, Inc. on January 10, 2007 and January 14, 2007, to be included as Annexes C-1 and C-2 to the proxy statement/prospectus forming part of this registration statement on Form S-4, and (ii) references made to our firm in such proxy statement/prospectus under the captions entitled "Summary—The Merger", "Summary—New Credit Facility", "The Merger—Background of the Merger" and"The Merger—Materials Provided to FairPoint's Board of Directors on January 10, 2007 and January 14, 2007." In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such registration statement within the meaning of the term "experts" as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. INCORPORATED
By:	/s/ ADAM SHEPARD Name: Adam Shepard Title: Managing Director

New York, New York
June 28, 2007